Exhibit 99.1
Sunair Services Corporation Reports Second Quarter 2006 Financial Results
Friday May 12, 7:00 am ET
Revenues for Quarter Increase 206.3% over Prior Year’s Quarter
FORT LAUDERDALE, Fla., May 12 /PRNewswire-FirstCall/ — Sunair Services Corporation (Amex: SNR — News) today announced its second quarter results for the period ended March 31, 2006.
The Company reported revenues of $14.7 million for the quarter ended March 31, 2006, up 206.3% over second quarter 2005 revenues of $4.8 million. Sunair’s new lawn and pest control service segment contributed $10.9 million or 74.1% to total revenues for the quarter.
The Company reported a net loss of $(797,889) for the quarter, or $ (0.06) per basic and diluted share, compared to a net income of $363,102, or $0.05 per basic and $0.04 per diluted share for the comparable period last year.
Total revenues for the first six months of fiscal 2006 were $27.7 million, compared to revenues of $9.9 million for the first six months of fiscal 2005. The Company reported a net loss of $(1,162,432) for the first six months, or $ (0.10) per basic and diluted share, compared to net income of $735,507, or $0.14 per basic and $0.11 per diluted share for the first six months of fiscal 2005.
Commenting on the results, John Hayes, Sunair’s chief executive officer said, “We are most pleased with the progress we continue to make at Middleton, our lawn and pest control brand, currently servicing Central and Northeast Florida. Our customer account base has grown over 50% since the beginning of the fiscal year to over 115,000 accounts that we service today.
“We are very excited about the potential to further grow Middleton. We expect to continue to experience increasing revenues as we add new customers and through our cross selling initiatives of the three services Middleton offers — general pest control, termite and lawn care. At the same time, we expect to see margin improvement in the third quarter as we start to realize cost savings through the consolidation of our acquisitions into Middleton.”
SUNAIR ELECTRONICS, INC. & SUBSIDIARY
CONSOLIDATED SUMMARY OF INCOME FOR THE PERIOD
ENDED MARCH 31, 2006

	Six Months		Three Months
	2006	2005	2006	2005
REVENUES	$27,651,312	$9,940,320	$14,685,322	$4,846,332
INCOME (LOSS) BEFORE TAXES	(1,628,489)	1,083,307	(943,723)	571,585
(PROVISION) BENEFIT FOR INCOME TAXES	466,057	(347,800)	145,834	(208,483)
NET INCOME (LOSS)	$(1,162,432)	$735,507	$(797,889)	$363,102
AVERAGE SHARES OUTSTANDING
Basic	11,646,412	5,412,524	12,805,558	6,848,203
Diluted	11,661,482	6,667,402	12,813,702	9,993,921
EARNINGS PER COMMON SHARE:
Basic	$(0.10)	$0.14	$(0.06)	$0.05
Diluted	$(0.10)	$0.11	$(0.06)	$0.04

ABOUT SUNAIR
Sunair Electronics, Inc. is a Florida corporation engaged in the design, manufacture and sale of High Frequency (HF) systems utilized for long range voice and data communications in fixed station, mobile and marine strategic applications. Since 1956, Sunair has maintained an established presence in domestic and international government and military markets, including the NATO community. Sunair recently closed upon a $25 million equity investment to be used to finance acquisitions of pest control services businesses in the United States and the formation of a Pest Control and Termite Services Division. Sunair’s existing government and military communications products and systems group shall continue as a separate division of Sunair with its existing management team.
Information Regarding Forward Looking Statements
Some of the statements in this press release, including those that contain the words, “anticipate,” “believe,” “plan,” “estimate,” “expect,” “should,” “intend” and other similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements expressed or implied by those forward-looking statements. Among the factors that could cause actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements are general economic conditions, competition, potential technology changes, changes in or the lack of anticipated changes in the regulatory environment in various countries, the ability to raise additional capital to finance expansion, the risks inherent in new product and service introduction and the entry into new geographic markets and other factors included in our filings with the Securities and Exchange Commission (the “SEC”). Copies of our SEC filings are available from the SEC or may be obtained upon request from us. We do not undertake any obligation to update the information contained herein, which speaks only as of this date.

Source: Sunair Services Corporation